Exhibit 10.51
Schedule of Compensation Arrangements for Lisa Curtis
Title — Chief Accounting Officer
Base Salary — $200,000
Annual Incentive Plan Participation for Lisa Curtis. For the fiscal year ending December 31, 2008 (the “2008 Fiscal Year”), Ms. Curtis will participate in the Company’s Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan will make Ms. Curtis eligible for bonus payments based upon achieving target performance levels. The payout multiples and target mix and weighting of the performance goals under the Incentive Plan for Ms. Curtis as Chief Accounting Officer for the 2008 Fiscal Year will be as follows:

Payout Multiples

Threshold Incentive Compensation (% of base salary)	15%
Target Incentive Compensation (% of base salary)	30%
Maximum Incentive Compensation (% of base salary)	60%

Performance Measures

Safety	20%
Corporate EBITDA	35%
Return on Capital	25%
Individual	20%